May 14, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Netsmart Technologies, Inc.
       File Re. No. 0-21177

Gentlemen:

We have read item 4 of Form 8-K, which was filed on May 14, 2002 by Netsmart Technologies, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with respect to the statements regarding the approval by the Board of Directors or the engagement of Marcum & Kliegman LLP.

Very truly yours,



Eisner LLP



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